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                                                                      Exhibit 3A


                                   EXHIBIT A
                                   ---------

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                       SUNQUEST INFORMATION SYSTEMS, INC.


1. The name of the corporation is: SUNQUEST INFORMATION SYSTEMS, INC. (the "Corporation").


2. The address of the registered office of the Corporation (which is located in Cambria County) is:

               1407 Eisenhower Boulevard, Suite 200
               Johnstown, PA  15904


3. The Corporation (which was originally incorporated under the Arizona Business Corporation Act on September 10, 1979) was domesticated in Pennsylvania effective January 1, 1996, at which time it became subject to the domestic corporation provisions of the Pennsylvania Business Corporation Law of 1988, as amended.


4. The purpose for which the Corporation is incorporated in Pennsylvania is to engage in and to do any lawful act concerning any and all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.


5. The Corporation shall have authority to issue a total of FIFTY MILLION (50,000,000) shares of stock of which THIRTY-FIVE MILLION (35,000,000) shares shall be Common Stock, no par value per share, and FIFTEEN MILLION (15,000,000) shares shall be Preferred Stock. The holders of Common Stock shall have one (1) vote per share on any matter submitted to a vote of or for consent of shareholders.

     The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.
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6.   The shareholders shall not have the right to cumulate their votes for the election of directors.


7. Subject only to the exceptions in 15 Pa.C.S. (S) 1713(b), a director of the Corporation shall not be personally liable, as such, for monetary damages for any action taken or failure to take any action unless:

          (1) the director has breached or failed to perform the duties of his or her office under 15 Pa.C.S. Subch. 17B; and

          (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

8. These articles of incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders in these articles of incorporation are granted subject to this reservation.

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